KPMG LLP ("KPMG") was previously the principal accountant for the LEADER Mutual Funds (the "Trust"). Effective June 30, 2004, Union Planters Corporation, the parent of Union Planters Investment Advisors, merged with and into Regions Financial Corporation ("RFC"). KPMG provides services to RFC on a going-forward basis which are prohibited for an independent registered public accounting firm to provide under standards of the Public Company Accounting Oversight Board, therefore, effective June 28, 2004, KPMG resigned as the Trust's independent registered public accounting firm. At special meetings of the Trust's Audit Committee and Board of Trustees (the "Board") held on June 28, 2004, the Audit Committee selected PricewaterhouseCoopers LLP to replace KPMG as the independent registered public accounting firm of the Trust for the fiscal year ending August 31, 2004, and the Board ratified and approved such selection.

KPMG's audit reports on the Trust's financial statements for the fiscal years ended August 31, 2003 and August 31, 2002 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with the audits of the two fiscal years ended August 31, 2003 and subsequent interim period there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with its opinion. In connection with the audits of the two fiscal years ended August 31, 2003 and subsequent interim period preceding the resignation of KPMG did any of the events enumerated in paragraphs (1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

The Funds have provided KPMG with a copy of these disclosures and have requested that KPMG furnish the Funds with a letter addressed to the Securities and Exchange Commission (the "SEC") stating whether they agree with the statements made herein and, if not, stating the aspects in which they do not agree. KPMG provided the Funds with a letter dated October 29, 2004, which the Funds filed with the SEC on November 1, 2004 on Form NSAR.